C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 1600

Eden Prairie, MN 55344

Chad Lindbloom, vice president and chief financial officer (952)937-7779

Angie Freeman, director of investor relations (952)937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON ACQUIRES EUROPEAN FREIGHT FORWARDING COMPANIES

MINNEAPOLIS, September 1, 2005-- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (Nasdaq: CHRW) announced today that it has acquired, in separate transactions, two freight forwarding companies, Hirdes Group Worldwide ("Hirdes"), and Bussini Transport S.r.l. ("Bussini"). The two companies combined had gross revenues of approximately $52 million in 2004.

Hirdes provides air and ocean international forwarding with local cartage. Hirdes has seven locations in Germany and three locations in the United States. Terms of the acquisition were not disclosed.

Hirdes was established in1871 by the Hirdes family. Thomas Hirdes, 53, served as the chairman, president and managing director of U.S. operations and resides in Chicago, IL. Mr. Hirdes and the managing director of Germany, Peter Mundt, 45, will continue with C.H. Robinson. Hirdes has 92 employees, all of whom were offered employment with C.H. Robinson.

Bussini provides international freight forwarding, customs brokerage, and domestic truck services. It is based in Milan, Italy. The company was founded in 1939 by the Bussini family. Allesandro Bussini, 27, will continue with C.H. Robinson as branch manager. As part of the acquisition, C.H. Robinson hired 27 employees. Terms of the acquisition were not disclosed.

"Hirdes and Bussini are strong, successful companies and will be important additions to Robinson's international freight forwarding network," said Joseph J. Mulvehill, vice president, international, of C.H. Robinson. "Expanding our international network is one of our key long-term growth objectives and both of these companies will enhance our capabilities and our international relationships. They have great reputations in the industry and excellent track records. We look forward to having them on board."

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C.H. Robinson Worldwide

September 1, 2005

Founded in 1905, C.H. Robinson Worldwide, Inc., has gross revenues of approximately $4.3 billion and is a global provider of multimodal transportation services, logistics solutions and fresh produce sourcing, operating through a network of 178 offices in North America, South America, Europe and Asia. C.H. Robinson is one of the largest third-party logistics companies based in North America and works with more than 35,000 motor carriers worldwide. The company is one of the largest third-party providers of intermodal services in the United States. C.H. Robinson Worldwide, Inc., headquarters is in Eden Prairie, Minn. For more information about C.H. Robinson Worldwide, visit www.chrobinson.com.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

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